EXHIBIT 21.1

                              List of Subsidiaries

Subsidiaries of World Gaming plc:
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        WG International Ltd



Subsidiaries of WG International Ltd:
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        World Gaming Europe Limited

        Starnet Communications International, Inc.



Subsidiaries of Starnet Communications International, Inc.
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        Starnet Systems International Inc.

        EFS International Inc.

        EFS USA Inc.

        EFS Australia Pty Ltd

        EFS St. Kitts Inc.

        Inphinity Interactive Inc.

        602662 British Columbia Ltd

        World Gaming Services Inc.

        Starnet Communications Canada Inc.